Exhibit 99.1
N e w s   R e l e a s e

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	January 7, 2008
ELS NAMES JOE MCADAMS NEW PRESIDENT
     CHICAGO, IL — January 7, 2008 — Equity LifeStyle Properties, Inc. (NYSE: ELS) today announced that Joe B. McAdams will join the Company as its new President effective January 1, 2008.
     Mr. McAdams has been the owner and Chairman of the Board, President and Chief Executive Officer of Privileged Access, LP, (“Privileged Access”) an RV and vacation membership business that currently leases approximately 24,100 sites at 81 of the Company’s Properties, since October 2005. Simultaneous with his appointment as President of the Company, Mr. McAdams is resigning as Chairman of the Board, President and Chief Executive Officer of Privileged Access, but will remain on the Board of Directors of Privileged Access and retain 100% ownership of Privileged Access. Mr. McAdams was a director of the Company from January 2004 to October 2005.
     Commented Mr. Heneghan, ELS’ CEO, “We are pleased to have Joe join the Company as a member of our executive team. Joe brings a wealth of knowledge and experience to the Company.”
     The Company did evaluate a purchase of Privileged Access. However, there continues to be lack of definitive guidance regarding the tax treatment of gross income from membership contracts for REIT gross income test purposes. As a result, the Company believes that the best strategic option available at this time was to bring Mr. McAdams to the Company and continue to work with Privileged Access on initiatives such as flexible sales, whole ownership and combining certain overhead functions. The Company anticipates this event will have no impact on the 2008 Funds From Operations guidance previously provided.
     The Company recognizes that Mr. McAdams may have a conflict of interest with respect to his ownership of Privileged Access and his role in the Company. To mitigate this potential conflict, Mr. McAdams will not be involved in the monitoring of the current contracts, or negotiation of future contracts, with Privileged Access on behalf of the Company.
     The Company is evaluating whether to consolidate the results of Privileged Access. The Company expects to discuss the possible consolidation and other related accounting matters with the Securities and Exchange Commission.

     Please join our quarterly earnings call to be held on Tuesday, January 22, 2008 at 10:00am CST for further discussion of this press release. Details of this quarterly earnings call are available on the Company’s website: www.equitylifestyle.com.
     Equity LifeStyle Properties, Inc. owns or has an interest in 311 quality properties in 28 states and British Columbia consisting of 112,724 sites. We are a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.
     This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:
•	in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility;

•	in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing;

•	our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions;

•	our assumptions about rental and home sales markets;

•	the completion of pending acquisitions and timing with respect thereto;

•	ability to obtain financing or refinance existing debt;

•	the effect of interest rates; and

•	other risks indicated from time to time in our filings with the Securities and Exchange Commission.
     These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.